UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15/A

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number: 001-35210

PTGi Holding, Inc.

(Exact name of registrant as specified in its charter)

460 Herndon Parkway, Suite 150

Herndon, VA 20170

(703) 456-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock, $0.001 Par Value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☐
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐

Approximate number of holders of record as of the certification or notice date: 81

The Registrant hereby requests immediate withdrawal of its request to terminate the registration of its common shares under Section 12(g) of the Exchange Act, which was voluntarily filed on Form 15 with the Securities and Exchange Commission on December 3, 2013.

The Registrant plans to file all reports required to be filed under the Securities Exchange Act of 1934, as amended subsequent to the December 3, 2013 filing of the Form 15 amended hereby.

Pursuant to the requirements of the Securities Exchange Act of 1934, PTGi Holding, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:	January 24, 2014	By:	/s/ Mesfin Demise
		Name:	Mesfin Demise
		Title:	Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.